Exhibit 5.1

July 30, 2018

To:

HDFC Bank Limited

HDFC Bank House

Senapati Bapat Marg

Lower Parel, Mumbai 400 013

Ladies and Gentlemen,

We have acted as counsel for HDFC Bank Limited, a public limited company incorporated under the laws of India (the “Bank”), in connection with the registration statement on Form F-3, (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of equity shares of face value of Rs. 2 each of the Bank (the “Equity Shares”), to be represented by American depositary shares (“ADSs”), each ADS representing the right to receive three Equity Shares in connection with the offering and sale by the Bank of ADSs pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., Goldman Sachs & Co. LLC, Nomura Securities International, Inc. and UBS Securities LLC as representatives of the Underwriters named therein.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, resolutions adopted by the board of directors of the Bank on December 20, 2017 and shareholders of the Bank on January 19, 2018.

We have assumed:

(a)	in relation to the documents that we have examined that: (a) all such documents are within the legal capacity of, and have been validly authorized, executed and delivered by, and are binding on, the parties thereto; and (b) that there are no facts or circumstances in existence and that no events have occurred, which render such documents void or voidable, repudiated, frustrated, or capable of rescission for any reason, and in particular without limitation, by reason of the lack of consideration, default, fraud, or misrepresentation;

(b)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with their originals of all documents submitted to us as copies thereof, and that each of the copies of the documents supplied to us or photocopies or facsimiles thereof are true, complete and accurate and we have found nothing to indicate that such assumptions are not fully justified;

(c)	that any meeting of the board of directors or a duly constituted committee thereof or the shareholders of the Bank, was duly constituted, and a quorum was present throughout, and that the minutes of any such meeting are a correct and accurate record of the proceedings thereof; and

(d)	that there are no agreements, letters, or other arrangements having contractual effect, modifying the terms or affecting the documents examined by us.

Nothing has come to our attention that would indicate or that would cause us to believe that our assumptions set out above are not fully justified.

Based on the foregoing, we are of opinion that the Equity Shares represented by the ADSs have been duly and validly authorized and, when issued and delivered by the Bank, and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have reviewed such laws of the Republic of India as we considered relevant and necessary. We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than the laws of the Republic of India as applicable on the date of this opinion and have assumed that the Bank has complied with all aspects of applicable laws of jurisdictions other than the Republic of India in connection with the transactions contemplated by the Underwriting Agreement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully,

For Cyril Amarchand Mangaldas

/s/ Gaurav Gupte
Gaurav Gupte
Partner